RECEIPT

This hereby acknowledges the receipt of $100.00 from Pacific Syndicated Resources Ltd., (“Pacific”) of Las Vegas, Nevada as payment in full for staking services of the April Hope property on behalf of Pacific. Reimbursement of recording fees to Kathryn Witter is hereby waived.

With this acknowledged receipt of payment 100% ownership and title to the April Hope property has transferred to Pacific.

Kathryn Witter
April 21, 2006.